Exhibit 99.1

Alliance One Announces Amendment to Credit Facility

MORRISVILLE, N.C., Nov. 28 /PRNewswire-FirstCall/ -- Alliance One International, Inc. (NYSE: AOI) announced today that it has obtained the requisite approvals from lenders for an amendment to its senior secured credit facility. The amendment relaxes certain financial covenants, changes certain negative covenants and increases the interest rate margins applicable to the periods for which covenant compliance has been relaxed. As previously reported, the Company sought these amendments in light of the current market conditions faced by the Company. The Company will file with the Securities and Exchange Commission a Form 8-K regarding this amendment, which will attach the full text of the amendment.

Brian J. Harker, Chairman and Chief Executive Officer, stated "We are delighted by the level of support provided by our lenders and view this amendment as further validation of the strategic rationale for our merger. We are committed to working with our customers to further improve both profitability and liquidity going forward and delivering the full benefits of the merger to all our stakeholders."

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Alliance One's expectations and projections. Risks and uncertainties with respect to Alliance One's results of operations include changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for leaf tobacco products, and the impact of regulation and litigation on Alliance One's customers. A further list and description of these risks, uncertainties and other factors can be found in Alliance One's (previously DIMON Incorporated) Annual Report for the fiscal year period ended March 31, 2005, and other filings with the Securities and Exchange Commission.

Alliance One International, Inc. is a leading independent leaf tobacco merchant. For more information on Alliance One, visit the Company's website at http://www.aointl.com.

SOURCE Alliance One International, Inc.

CONTACT:
James A. Cooley of Alliance One International, Inc.,
+1-919-379-4300
Web site: http://www.aointl.com
(AOI)